VolitionRx Announces $9 Million Private Placement

ISNES, Belgium, August 8, 2018 /PRNewswire/ -- VolitionRx Limited (NYSE AMERICAN: VNRX) (“Volition”) today announced that it has entered into a definitive agreement with an existing accredited investor  related to a private placement offering (PIPE) of 5 million shares of Volition common stock at a price of $1.80 per share, as well as a warrant to purchase up to an additional 5 million shares of Volition common stock at an exercise price of $3.00 per share payable in cash, which will result in gross proceeds to Volition before the deduction of estimated offering expenses of $9 million (excluding the proceeds from any exercise of the warrant).  The warrant will have a term of one year from the closing date and be exercisable for a period of 6 months, commencing on the 6-month anniversary of the closing date.  The private placement is expected to close on or about August 10, 2018, subject to customary closing conditions.

Volition intends to use the net proceeds of the private placement for continued product development, clinical studies, product commercialization, working capital, and other general corporate purposes.

The securities are being offered to an accredited investor in reliance on an exemption from the registration requirements of Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder.  The securities have not been registered under the Securities Act or any state securities laws and unless so registered may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.  In connection with the private placement, Volition has agreed, subject to certain terms and conditions, to file a registration statement to register for resale of the common stock issued in the private placement (including the shares issuable upon exercise of the warrant).  This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the securities issued in the private placement and is being issued under Rule 135c under the Securities Act.

About Volition

Volition is a multi-national life sciences company focused on developing simple, easy to use, cost effective blood tests designed to help diagnose a range of cancers.  The tests are based on the technology platform of Nucleosomics®, which is the practice of identifying and measuring nucleosomes in the bloodstream or other bodily fluid - an indication that disease is present.

As cancer screening programs become more widespread, Volition’s products aim to help to diagnose a range of cancers quickly, simply, accurately and cost effectively.  Early diagnosis has the potential to not only prolong the life of patients, but also to improve their quality of life.

Volition intends to expand the application of its technology beyond cancer by exploring other disease applications.  The company’s research and development activities are currently centered in Belgium, with additional offices in London, Texas and Singapore, as it focuses on bringing its diagnostic products to market first in Europe, then in the U.S. and ultimately, worldwide.

For more information about Volition, visit Volition’s website https://volitionrx.com/ or connect with us via:

Twitter: https://twitter.com/volitionrx

LinkedIn: https://www.linkedin.com/company/volitionrx

Facebook: https://www.facebook.com/VolitionRx/

YouTube: https://www.youtube.com/user/VolitionRx

The contents found at Volition's website address, Twitter, LinkedIn, Facebook, and YouTube are not incorporated by reference into this document and should not be considered part of this document.  The addresses for Volition's website, Twitter, LinkedIn, Facebook, and YouTube are included in this document as inactive textual references only.

Media Contacts:

Louise Day, Chief Marketing & Communications Officer

l.day@volitionrx.com

+44 (0)7557 774620

Scott Powell, Executive Vice President, Investor Relations

s.powell@volitionrx.com

+1 (646) 650 1351

Joseph Green, Edison Advisors

jgreen@edisongroup.com

+1 (646) 653 7030

Safe Harbor Statement

Statements in this press release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. Words such as “expects,” “anticipates,” “intends,” “plans,” “aims,” “targets,” “believes,” “seeks,” “estimates,” “optimizing,” “potential,” “goal,” “suggests,” “could,” “would,” “should,” “may,” “will” and similar expressions identify forward-looking statements, and include statements regarding the proposed private placement and the intended use of proceeds from the offering. Volition’s actual results, and the timing of events, may differ materially from those indicated in these forward-looking statements due to numerous risks and uncertainties.  Risks and uncertainties related to the proposed private placement include uncertainties regarding the completion of the private placement, including the satisfaction of customary closing conditions. Other risks and uncertainties include those identified under the heading “Risk Factors” in Volition’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as other risks and uncertainties identified in documents that Volition files with the SEC from time to time. These statements are based on current expectations, estimates and projections based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are made as of the date of this release, and, except as required by law, Volition does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

Nucleosomics®, NuQ®, Nu.QTM and Hypergenomics® and their respective logos are trademarks and/or service marks of VolitionRx Limited and its subsidiaries.